Exhibit 10.6

REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT

This REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT (this “Agreement”) is made and entered into as of September 13, 2010, and is effective as of the Closing Date (as defined below), by and among American Assets Trust, Inc., a Maryland corporation (the “REIT”), American Assets Trust, L.P., a Maryland limited partnership and subsidiary of the REIT (the “Operating Partnership”, and collectively with the REIT, the “Consolidated Entities”), and Ernest Rady Trust U/D/T March 10, 1983, as amended, (the “Principal” or the “Indemnifying Party”).

RECITALS

WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities, each as described under the applicable heading on Schedule I hereto (collectively, the “American Asset Entities”);

WHEREAS, concurrently with the execution of this Agreement, each of the entities identified on Schedule I hereto as “Forward REIT Merger Entities” (the “Forward REIT Merger Entities”) will enter into an agreement and plan of merger with the REIT pursuant to which each such Forward REIT Merger Entity will merge with and into the REIT;

WHEREAS, concurrently with the execution of this Agreement, the REIT will enter into agreements and plans of merger with certain American Asset Entities identified as “REIT Sub Forward Merger Entities” on Schedule I hereto (the “REIT Sub Forward Merger Entities”), pursuant to which, concurrently with the mergers identified in the preceding paragraph, each of the REIT Sub Forward Merger Entities will merge with and into wholly owned subsidiaries of the REIT;

WHEREAS, immediately following the completion of the mergers described in the preceding paragraphs, the REIT will contribute to the Operating Partnership, (i) all of the assets, rights and obligations of the Forward REIT Merger Entities acquired by the REIT as a result of the mergers between it and the Forward REIT Merger Entities and (ii) all of the REIT’s interests in the surviving entities of the mergers of the REIT Sub Forward Merger Entities with and into wholly owned subsidiaries of the REIT;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership or a subsidiary thereof will enter into contribution agreements with certain holders of interests (the “Contributors”) in certain American Asset Entities identified as “Contributed Entities” on Schedule I hereto, pursuant to which, immediately following the completion of the mergers and contributions described in the preceding paragraphs, each Contributor shall contribute to the Operating Partnership, or a wholly-owned subsidiary of the Operating Partnership, all of the Contributor’s interests in the applicable Contributed Entities, and the Operating Partnership, or such subsidiary, as applicable, shall acquire from each Contributor all of each Contributor’s right, title and interest as a holder of interests in the Contributed Entities;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into an agreement and plan of merger with certain American Asset Entities identified as “Forward OP Merger Entities” on Schedule I hereto (collectively, the “Forward OP

Merger Entities”), pursuant to which, immediately following the mergers and contributions identified in the preceding paragraphs, each Forward OP Merger Entity will merge with and into the Operating Partnership in the order set forth in the merger agreement for such entities;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into agreements and plans of merger with certain American Asset Entities identified as “OP Sub Forward Merger Entities” on Schedule I hereto (collectively, the “OP Sub Forward Merger Entities”), pursuant to which, immediately following the mergers and contributions identified in the preceding paragraph, each OP Sub Forward Merger Entity will merge with and into a separate wholly owned subsidiary of the Operating Partnership;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into agreements and plans of merger with certain American Asset Entities identified as “OP Sub Reverse Merger Entities” on Schedule I hereto (collectively, the “OP Sub Reverse Merger Entities”), pursuant to which, concurrently with the mergers identified in the preceding paragraph, a separate wholly-owned subsidiary of the Operating Partnership will merge with and into each OP Sub Reverse Merger Entity;

WHEREAS, in lieu of one or more of the mergers described in the preceding paragraphs and at the same time as such mergers would have otherwise occurred, certain holders (the “Consenting Holders”) of interests in certain American Asset Entities shall contribute to the Operating Partnership, or a wholly owned subsidiary of the Operating Partnership, all of their interests in the applicable American Assets Entity, and the Operating Partnership shall acquire from each Consenting Holder, all of each Consenting Holder’s right, title and interest as a holder of interests in such American Asset Entities;

WHEREAS, the Formation Transactions relate to the proposed initial public offering (the “IPO”) of shares of common stock of the REIT, par value $.01 per share (the “REIT Shares”), following which the REIT will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

WHEREAS, pursuant to the Formation Transaction Documentation, the Consolidated Entities will be paying a combination of cash, without interest, units of partnership interest in the Operating Partnership (“OP Units”) and/or REIT Shares to the Pre-Formation Participants for their equity interests in the American Asset Entities;

WHEREAS, the Principal directly or indirectly owns interests in certain of the American Assets Entities;

WHEREAS, in order to induce the Consolidated Entities to enter into the Formation Transaction Documentation, the Principal has agreed to provide certain representations, warranties and indemnities as set forth herein; and

WHEREAS, the Principal has agreed to deposit ten percent (10%) of the REIT Shares, ten percent (10%) of the OP Units and ten percent (10%) of the cash consideration to be received by it and its Affiliates in connection with the Formation Transactions and the IPO (collectively, the “Indemnity Holdback Amount”) into an “Indemnity Holdback Escrow” pursuant to the “Escrow Agreement”, in the form attached as Exhibit A hereto, with the “Escrow Agent” (as defined therein) in order to provide an exclusive remedy for any breaches of the representations and warranties made in Article I of this Agreement. Each OP Unit and REIT Share deposited into the Indemnity Holdback Escrow shall be valued at the initial public offering price of a REIT Share in the IPO (the “IPO Price”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

REPRESENTATION AND WARRANTIES

Except as disclosed in the Prospectus or in the schedules referenced in this Article I and attached hereto, the Principal represents and warrants to the Consolidated Entities that, with respect to each of the American Assets Entities and its Subsidiaries and their respective Properties, as of the Closing Date:

Section 1.01 ORGANIZATION; AUTHORITY.

(a) Each of the American Assets Entities has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to enter into each agreement or other document included in or contemplated by the Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on its behalf pursuant to this Agreement or the other Formation Transaction Documentation) and to carry out the transactions contemplated thereby, and to own, lease and/or operate each Property owned, leased and/or operated by it and to carry on its business as presently conducted. Each American Assets Entity, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Properties make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 1.01(b) sets forth as of the date hereof with respect to each American Assets Entity (i) each Subsidiary of such American Assets Entity, (ii) the ownership interest of each American Assets Entity in each Subsidiary, (iii) if not wholly owned by an American Assets Entity, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each Property owned or leased pursuant to a ground lease by each American Assets Entity or its Subsidiaries. Each Subsidiary of the American Assets Entities has been duly organized and is validly existing and is in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and/or operate its Properties and other assets and to carry on its business as presently conducted. Each Subsidiary of the American Assets Entities, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Properties and other assets make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.02 DUE AUTHORIZATION. The execution, delivery and performance by each American Assets Entity of each agreement or other document included in or contemplated by the Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of each American Assets Entity pursuant to this Agreement or the other Formation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions required of such American Assets Entity. Each agreement, document and instrument included in or contemplated by the Formation Transaction Documentation and executed and delivered by or on behalf of each American Assets Entity constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such American Assets Entity, each enforceable against such American Assets Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 1.03 CONSENTS AND APPROVALS. Except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by any American Assets Entity or any of their respective Subsidiaries in connection with the execution, delivery and performance of any of the agreements or documents included in or contemplated by the Formation Transaction Documentation to which any such American Assets Entity is a party and the transactions contemplated hereby and thereby, except for (i) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of such American Assets Entity to execute, deliver or perform of any of such agreements or documents or transactions, or (ii) those consents of the Pre-Formation Participants under the organizational documents of the applicable American Assets Entity, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to cause a material and adverse effect on the ability of such American Assets Entity to execute, deliver or perform of any of such agreements or documents or transactions.

Section 1.04 NO VIOLATION. None of the execution, delivery or performance by any American Assets Entity of any agreement or document included in or contemplated by the Formation Transaction Documentation to which it is a party and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of such American Assets Entity or any of its Subsidiaries, (B) any agreement, document or instrument to which such American Assets Entity or any of its Subsidiaries or any of their respective assets or properties (including the Properties) are bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on such American Assets Entity or any of its Subsidiaries, except for, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.05 CAPITALIZATION. Schedule 1.05 sets forth as of the date hereof the ownership of each American Assets Entity and its Subsidiaries. All of the issued and outstanding equity interests of each American Assets Entity and its Subsidiaries are duly authorized, validly issued and fully paid (other than the profits interests in respect of any American Assets Entity, if applicable, where the concept of due authorization, valid issuance and full payment is not applicable), and, to the Principal’s Knowledge, are not subject to preemptive rights or appraisal, dissenters’ or other similar rights under the organizational documents of or any contract to which such American Assets Entity or its Subsidiaries is a party or otherwise bound. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in any American Assets Entity or its Subsidiaries.

Section 1.06 LICENSES AND PERMITS. All notices, licenses, permits, certificates and authorizations, including liquor licenses, required for the continued use, occupancy, management, leasing and operation of the Properties of such American Assets Entity have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Formation Transaction Documentation) are assignable to the Operating Partnership, except in each case for items that, if not so obtained, obtainable and/or transferred, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No American Assets Entity, any of its Subsidiaries or, to the Principal’s Knowledge, any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor has any of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any of such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.07 LITIGATION. Except for actions, suits or proceedings covered by policies of insurance described in Section 1.12, there is no action, suit or proceeding pending or, to the Principal’s Knowledge, threatened against any American Assets Entity or any of its Subsidiaries or Properties which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. There is no action, suit or proceeding pending or, to the Principal’s Knowledge, threatened against any American Assets Entity or any of its Subsidiaries which challenges or impairs the ability of any American Assets Entity or any of its Subsidiaries to execute or deliver, or perform its obligations under any of the Formation Transaction Documentation or to consummate the transactions contemplated hereby and thereby, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no judgment, decree, injunction, or order of a Governmental Authority outstanding against such American Assets Entity or any of its Subsidiaries or any officer, director, principal, managing member, or general partner of any of the foregoing in their capacity as such, which would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 1.07, no American Assets Entity has received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any Property or any portion thereof which would substantially and materially impair the current or proposed use thereof. The proceedings set forth on Schedule 1.07 under the heading “American Assets, Inc.—Related Litigation” are not reasonably expected to have a Material Adverse Effect.

Section 1.08 COMPLIANCE WITH LAWS. Each American Assets Entity and its Subsidiaries have conducted their respective businesses and maintained each Property in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the American Assets Entities or its Subsidiaries nor, to the Principal’s Knowledge, any third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.09 PROPERTIES.

(a) Except as set forth on Schedule 1.09(a), each applicable American Assets Entity or one of its Subsidiaries set forth on Schedule 1.09(a) is the insured under a policy of title insurance as the owner of, and, to the Principal’s Knowledge, the applicable American Assets Entity or its Subsidiary is the owner of, the fee simple estate (or, in the case of certain Properties, the leasehold estate or tenancy-in-common estate) to such American Assets Entity’s Property identified on Schedule 1.09(a) as being owned by such American Assets Entity or its Subsidiary, in each case free and clear of all Liens except for Permitted Liens. Prior to the effective time of the mergers and contributions contemplated in the Formation Transaction Documentation, none of the American Assets Entities nor any of their respective Subsidiaries shall take or omit to take any action to cause any Lien to attach to any Property, except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Property.

(b) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) no American Assets Entity, nor any of their respective Subsidiaries, nor any other party to any material agreement affecting any Property (other than a Lease (as such term is hereinafter defined) for space within such Property, but including any agreement that constitutes a Permitted Lien), is in breach or default of any such agreement, (2) to the Principal’s Knowledge, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of any American Assets Entity or any of their respective Subsidiaries, except for Permitted Liens, and (3) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property (exclusive of space Leases) are valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(c) To the Principal’s Knowledge, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Properties is in violation of any applicable building code, zoning ordinance or other “land use” Law, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The applicable American Assets Entity or its Subsidiary holds the lessor’s interest under the leases, licenses, tenancies, possession agreements and occupancy agreements with tenants of each Property (the “Leases”). Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) no American Assets Entity, nor any of its Subsidiaries, nor, to the Principal’s Knowledge, any other party to any Lease, is in breach or default of any such Lease, (2) to the Principal’s Knowledge, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease, or would, permit termination, modification or acceleration under such Lease, and (3) to the Principal’s Knowledge, each of the Leases is valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. To the Principal’s Knowledge, no tenant under any of such Leases is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.10 EXISTING LOANS. Schedule 1.10 lists, as of the date hereof, all secured loans encumbering the Properties or any direct or indirect interest in the applicable American Assets Entity (the “Disclosed Loans”), the outstanding aggregate principal balance of which is approximately $1,265,452,000 as of the date hereof based on the calculation of the loans listed in Schedule 1.10. To the Principal’s Knowledge no monetary default (beyond applicable notice and cure periods) by any party exists under any of the Disclosed Loans and the documents entered into in connection therewith (collectively, the “Disclosed Loan Documents”) and no non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Disclosed Loan Documents, except for such non-monetary defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.11 FRANCHISE AGREEMENTS. The hotel franchise agreement set forth on Schedule 1.11 (“Franchise Agreement”) is in full force and effect and is the only hotel franchise agreement in effect for any Property. Except as set forth on Schedule 1.11, no American Assets Entity nor any of its Subsidiaries, nor, to the Principal’s Knowledge, any other party to the Franchise Agreement, is in breach or default of the Franchise Agreement except for such breach or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.12 INSURANCE. Each American Assets Entity or its Subsidiaries has in place the public liability, casualty and other insurance coverage with respect to each Property owned, leased and/or managed by it as the Principal reasonably deems necessary and in all cases including such coverage as is required under the terms of any continuing loan or Lease. Each of the insurance policies with respect to each American Assets Entity’s Property is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To the Principal’s Knowledge, no American Assets Entity nor any of their respective Subsidiaries has received from any insurance company any notices of cancellation or intent to cancel any insurance.

Section 1.13 ENVIRONMENTAL MATTERS. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A)

each American Assets Entity and its Subsidiaries are in compliance with all Environmental Laws, (B) no American Assets Entity nor any of their respective Subsidiaries have received any written notice from any Governmental Authority or third party alleging that such American Assets Entity, any of its Subsidiaries or any Property is not in compliance with applicable Environmental Laws, and (C) there has not been a release of a hazardous substance on any Property that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 1.13 constitute the sole and exclusive representations and warranties made by the Principal concerning environmental matters.

Section 1.14 EMINENT DOMAIN. Except as set forth on Schedule 1.14 hereto, there is no existing, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect any of the Properties, except for such proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.15 TAXES. Except as set forth in Schedule 1.15:

(a) Each American Assets Entity and each of its Subsidiaries has timely and properly filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against any American Assets Entity or its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(c) None of any such American Assets Entity or any of its Subsidiaries holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code; and none of any such American Assets Entity or any of its Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities or has entered into any “closing agreement” as described in Section 7121 of the Code or similar arrangement.

(d) There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of income or material non-income Taxes of any American Assets Entity or their respective Subsidiaries, there are no matters under discussion with any Tax authority with respect to income or material non-income Taxes that are likely to result in an additional liability for Taxes with respect to any American Assets Entity or their respective Subsidiaries and neither any American Assets Entity nor their respective Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

(e) At all times since its formation, each S Corp Target (including any “predecessor corporation” (within the meaning of Treasury Regulations Section 1.1374-1(e)) to such S Corp Target) has continuously qualified as an “S corporation” within the meaning of

Section 1361(a)(1) of the Code and all applicable corresponding provisions of state and local law, and no Tax authority has claimed in writing that such S Corp Target does not qualify as an S corporation. No S Corp Target has ever elected to treat any Subsidiary as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(f) No S Corp Target has any current or accumulated earnings and profits which were generated by any entity that was not a REIT, an S corporation or a regulated investment company at the time such earnings and profits were generated.

(g) The current and accumulated earnings and profits of each C Corp Target through the date hereof is set forth in Schedule 1.15.

(h) Since its formation, for U.S. federal income tax purposes, each American Assets Entity and Subsidiary other than the S Corp Targets and the C Corp Targets has been treated as a partnership or a disregarded entity and not as a corporation or an association taxable as a corporation. The Principal has included all income, gain, loss, deduction or other Tax items in its income Tax returns in a manner consistent with the Schedule K-1’s received by the Principal from any American Assets Entity.

Section 1.16 NON-FOREIGN STATUS. Except as set forth on Schedule 1.16, none of the American Assets Entities is a foreign person (as defined in the Code).

Section 1.17 BANKRUPTCY. No bankruptcy or similar insolvency proceeding has been filed, or is currently contemplated or, to the Principal’s Knowledge, threatened, with respect to any American Assets Entity or any of their respective Subsidiaries.

Section 1.18 EMPLOYEES. Except as set forth on Schedule 1.18, no American Assets Entity nor any of their respective Subsidiaries has or has ever had any employees. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no American Assets Entity nor any of their respective Subsidiaries is delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed or amounts required to be reimbursed to such employees, consultants or independent contractors. Each American Assets Entity has, to the extent applicable: (a) complied in all material respects with all applicable laws related to employment, (b) withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees and (c) no policy, practice, plan or program of paying severance or pay or any form of severance compensation in connection with the termination of employment service and no agreement pursuant to which it would be required to pay severance to any director, officer, employee or consultant, except with respect to clauses (a), (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.19 CONTRACTS AND COMMITMENTS. Except as set forth in the organizational documents of each American Assets Entity or as otherwise disclosed in the Prospectus, no American Assets Entity nor any of their respective Subsidiaries is a party to any agreements for the sale of its assets, for the grant to any Person of any preferential right to purchase any such assets or the acquisition of any operating business, assets or capital stock of any other corporation, entity or business, other than in the ordinary course of business, entered into during the last twelve (12) months.

Section 1.20 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article I and any other instrument executed by the Principal in connection with the Formation Transactions, the Principal shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE II.

NATURE OF REPRESENTATIONS AND WARRANTIES

Section 2.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive after the effective time of the mergers, contributions and other Formation Transactions contemplated in the Formation Transaction Documentation until the first anniversary of the Closing Date (the “Expiration Date”). If written notice of a claim in accordance with Section 4.02 has been given prior to the Expiration Date, then the relevant representation or warranty shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.

ARTICLE III.

INDEMNITY HOLDBACK ESCROW

Section 3.01 ESTABLISHMENT. On the Closing Date, the Principal shall deposit the Indemnity Holdback Amount into the Indemnity Holdback Escrow in the form of cash, REIT Shares and/or OP Units, with each such security to be valued at the IPO Price. For income tax purposes, the parties hereto agree that the Principal shall be treated as the owner of its Indemnity Holdback Amount and shall report such Indemnity Holdback Amount and the earnings thereon consistently with the foregoing.

ARTICLE IV.

INDEMNIFICATION

Section 4.01 INDEMNIFICATION OF CONSOLIDATED ENTITIES. The Consolidated Entities and their Affiliates and each of their respective directors, officers, employees, agents and representatives (each of which is an “Indemnified Party”), shall be indemnified and held harmless by the Indemnifying Party, under the terms and conditions of this Agreement, out of the Indemnity Holdback Escrow, from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of any breach of a representation or warranty contained in Article I of this Agreement (subject to the survival limitations set forth in Section 2.01 hereof) (collectively, the “Indemnified Losses”); provided, the Indemnified Parties shall only be entitled to indemnification for breaches of representations and warranties made pursuant to Article I of this Agreement to the extent that the Indemnified Losses with respect to such breaches exceed, in the aggregate, one percent (1.0%) of the consideration to be received by the Principal and its

Affiliates in connection with the Formation Transactions and the IPO (the “Deductible”); and provided, further, that the directors, officers and employees of the Consolidated Entities shall be indemnified hereunder only in their capacities as such and not individually. No Indemnified Party (other than the Consolidated Entities) may make a claim hereunder without the prior written consent of the REIT. For the avoidance of doubt, the Indemnifying Party shall only be liable for Indemnified Losses (after giving effect to and only for amounts in excess of the Deductible) up to the Indemnity Holdback Amount.

Section 4.02 CLAIMS.

(a) At the time when either of the Consolidated Entities learns of any potential claim under this Agreement (an “Escrow Claim”) against the Indemnifying Party, it will promptly give written notice (a “Claim Notice”) to the Principal and the Escrow Agent; provided that the failure to so notify the Principal or the Escrow Agent shall not prevent recovery under this Agreement, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Escrow Claim. The Indemnified Party shall deliver to the Principal, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to a Third Party Claim (as defined below); provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. Any Indemnified Party may at its option demand indemnity under this Article IV as soon as an Escrow Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

(b) The Principal shall be entitled, at his own expense, to elect in accordance with Section 4.06 below, to assume and control the defense of any Escrow Claim based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Principal and reasonably acceptable to the REIT, if he gives written notice of his intention to do so to the Consolidated Entities within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their own expense. Without limiting the foregoing, in the event that the Principal exercises the right to undertake any such defense against a Third Party Claim, the Indemnified Party shall cooperate with the Principal in such defense and make available to the Principal, at the Principal’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as is reasonably required by the Principal. No compromise or settlement of such Third Party Claim may be effected by either the Indemnified Party, on the one hand, or the Principal, on the other hand, without the other party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party, (ii) each Indemnified Party that is party to such claim is released from all liability with respect to such claim, and (iii) there is no equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party that is party to such claim or any of its Affiliates. Notwithstanding the foregoing, if the compromise or settlement of such Third Party Claim could reasonably be expected to adversely affect the status of the REIT as a real investment trust within the meaning of Section 856 of the Code, then the REIT shall make such decision to compromise or settle the Third Party Claim without the need to obtain the Principal’s consent.

Section 4.03 DELIVERY AND RELEASE OF INDEMNITY ESCROW WITH RESPECT TO CLAIMS. Upon resolution of any Escrow Claim or portion of an Escrow Claim as evidenced by a written instruction of the Operating Partnership, in which an officer of the Operating Partnership certifies that the instruction has been approved by either (x) the Indemnifying Party in accordance with Section 4.06 or (y) a final award of an arbitral tribunal in accordance with this Agreement, the Escrow Agent shall release the amount and type of Indemnity Holdback Amount specified therein, and shall charge such amount to the Escrow Fund (as defined in the Escrow Agreement). To the extent a disbursement is made in REIT Shares or OP Units, such disbursement, and the charge to the Escrow Fund, shall be determined at a price per REIT Share or OP Unit equal to the IPO Price. Upon any disbursement from the Indemnity Holdback Escrow pursuant to this Agreement, the Consolidated Entities will purchase (at a price per REIT Share or OP Unit, as applicable, equal to the IPO Price) such number of the securities as will permit the Escrow Agent to distribute cash in lieu of any fractional shares.

Section 4.04 DELIVERY RELEASE OF INDEMNITY ESCROW AFTER EXPIRATION DATE. Within ten (10) days after the Expiration Date, and at the end of each calendar quarter thereafter while any Indemnity Holdback Amount remains in the Indemnity Holdback Escrow, the Consolidated Entities shall deliver to the Escrow Agent a notice which shall (i) set forth a list of outstanding Escrow Claims, together with a good faith estimate of the maximum value (expressed in dollars) of each such Escrow Claim and the aggregate amount of such values that would be allocated against the Escrow Fund in accordance with Section 4.02(a) if the actual amount of Indemnified Losses in respect of such Escrow Claim were equal to such good faith estimate of the maximum value thereof and (ii) instruct the Escrow Agent to release to the Indemnifying Party any consideration in the Escrow Fund in excess of the aggregate value allocated to the Escrow Fund in accordance with the immediately preceding clause (i).

Section 4.05 EXCLUSIVE REMEDY. The sole and exclusive remedy for Indemnified Parties with respect to any and all claims relating to a breach of this Agreement (other than breaches arising out of or in connection with fraud) shall be recovery from the Indemnity Holdback Escrow in accordance with the terms of this Agreement and the Escrow Agreement. The Indemnifying Party shall not be liable or obligated to make payments under this Agreement in excess of the Indemnity Holdback Amount.

Section 4.06 AUTHORIZATION. For purposes of this Article IV, a decision, act, consent, election or instruction of the Principal shall be deemed to be authorized if approved in writing by the Principal, and the Escrow Agent and Consolidated Entities may rely upon such decision, act, consent or instruction as provided in this Section 4.06 as being the decision, act, consent or instruction of the Indemnifying Party. The Escrow Agent and the Consolidated Entities, including their respective directors, officers, employees, agents and representatives, are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction. The Principal may from time to time by written notice to the Consolidated Entities appoint a representative or representatives to exercise such powers with respect to one or more claims as may be delegated by the Principal.

Section 4.07 CHARACTERIZATION OF PAYMENTS. Any indemnity payments made from the Indemnity Holdback Escrow pursuant to Article IV shall constitute an adjustment of the consideration received by the Indemnifying Party for Tax purposes and shall be treated as such by all parties on their tax returns to the extent permitted by Law.

ARTICLE V.

GENERAL PROVISIONS

Section 5.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one (1) Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within twenty four (24) hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

If to the REIT or the Operating Partnership, to:

American Assets Trust, L.P.

11455 El Camino Real, Suite 200

San Diego, California 92130

Facsimile: (858) 350-2620

Attention: Chief Executive Officer

If to the Principal, to:

American Assets, Inc.

11455 El Camino Real, Suite 200

San Diego, California 92130

Facsimile: (858) 350-2620

Attention: Chief Executive Officer

Section 5.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b) “American Assets Entity” means a Forward OP Merger Entity, Forward REIT Merger Entity, Reverse OP Merger Entity or Contributed Entity, as applicable. As used herein, “American Assets Entities” refer to each American Assets Entity, collectively.

(c) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California.

(d) “C Corp Target” means the entities listed on Schedule 5.02(d).

(e) “Closing Date” means the closing date of the IPO.

(f) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(g) “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(h) “Formation Transaction Documentation” means all of the agreements and plans of merger (including this Agreement) relating to all target entities and all contribution agreements and related documents and agreements pursuant to which all of the American Assets Entities and/or the equity interests in the American Assets Entities held by the Pre-Formation Participants are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions, as set forth on Schedule II hereto.

(i) “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

(j) “GAAP” means generally accepted accounting principles, as in effect in the United States of America as of the date of determination.

(k) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(l) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(m) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(n) “Losses” means charges, complaints, claims, actions, causes of action, losses, damages, Taxes, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, as well as all collection costs and enforcement expenses incurred in retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on collateral or otherwise exercising or enforcing any rights or remedies under pledge and security or other collateral documents, but does not include any diminution in value of the Consolidated Entities except in the case of breaches of Section 1.13.

(o) “Material Adverse Effect” means with respect to each American Assets Entity, Subsidiary or Property, any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects solely with respect to such American Assets Entity, Subsidiary or Property.

(p) “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over the Properties; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Properties for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens securing Disclosed Loans that are described in the Prospectus; (v) Liens arising under leases in effect as of the Closing Date; (vi) any exceptions contained in the title policies relating to the Properties as of the Closing Date, none of which substantially and materially impair the use of the Properties for the purposes for which they are currently being used in connection with the relevant Person’s business; (vii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, in the aggregate, material to the business, operations and financial condition of the Properties so encumbered; and (viii) Liens the default under or foreclosure of which would not have a Material Adverse Effect.

(q) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(r) “Pre-Formation Participants” means the holders of the equity interests in the relevant American Assets Entities immediately prior to the Formation Transactions.

(s) “Principal’s Knowledge” means the actual current knowledge of Ernest S. Rady, John Chamberlain and Robert Barton without duty of investigation or inquiry.

(t) “Properties” means the property owned or leased pursuant to a ground lease by any American Assets Entity or any of their respective Subsidiaries, including any associated real and personal property.

(u) “Prospectus” means the REIT’s final prospectus as filed with the Securities and Exchange Commission.

(v) “S Corp Target” means the entities listed on Schedule 5.02(v).

(w) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity in which an American Assets Entity owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest, or (ii) (A) ten percent (10%) or more of the voting power of the voting capital stock or other equity interests, or (B) ten percent (10%) or more of the value of the outstanding capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Subsidiary” or “Subsidiaries” refers to the Subsidiaries of the American Assets Entities, or an applicable American Assets Entity, as applicable, as set forth on Schedule 5.02(w), unless the context otherwise requires.

(x) “Tax” means all federal, state, local and foreign income, withholding, gross receipts, license, property, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

Section 5.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 5.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the Escrow Agreement, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 5.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

Section 5.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of San Diego, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 5.08 DISPUTE RESOLUTION. The parties intend that this Section 5.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to clause (c) below without regard to any such ten (10) Business Day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to clause (a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The parties hereto shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If an arbitrator is not appointed within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 5.09 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 5.10 RULES OF CONSTRUCTION.

(a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms, unless otherwise defined herein. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 5.11 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Consolidated Entities in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the either or both or the Consolidated Entities shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Principal and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the Consolidated Entities are entitled under this Agreement or otherwise at law or in equity.

Section 5.12 WAIVER OF SECTION 1542 PROTECTIONS. As of the Closing Date, each of the parties hereto expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Indemnifying Party acknowledges and agrees that the foregoing waiver and release does not apply to any Escrow Claims in favor of the Consolidated Entities.

Section 5.13 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.

Section 5.14 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 5.15 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the REIT or the Operating Partnership.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

CONSOLIDATED ENTITIES

AMERICAN ASSETS TRUST, INC., a Maryland corporation

By:	/s/ John W. Chamberlain
Name:	John W. Chamberlain
Title:	President

AMERICAN ASSETS TRUST, L.P., a Maryland limited partnership

By:	AMERICAN ASSETS TRUST, INC.
a Maryland corporation,
Its General Partner

By:	/s/ John W. Chamberlain
Name:	John W. Chamberlain
Title:	President

PRINCIPAL

ERNEST RADY TRUST U/D/T MARCH 10, 1983, AS AMENDED

By:	/s/ Ernest S. Rady
Name:	Ernest S. Rady
Title:	Trustee

Schedule I

LIST OF FORWARD OP MERGER ENTITIES:

1.	Solana Beach Towne Centres Investments, L.P.
2.	Pacific San Jose Holdings, L.P.
3.	Pacific Sorrento Mesa Holdings, L.P.
4.	Hillside 104, a California limited partnership
5.	Hillside 276, a California limited partnership
6.	Desert Hillside Holdings, LLC
7.	BWH Holdings, LLC
8.	Waikele Center Holdings, LP

LIST OF FORWARD REIT MERGER ENTITIES:

1.	Pacific Stonecrest Assets, Inc.
2.	Pacific National City Assets, Inc.
3.	Western Assets, Inc.
4.	Pacific Towne Centre Assets, Inc.
5.	Pacific Oceanside Assets, Inc.
6.	Pacific San Jose Assets, Inc.
7.	KMBC Assets, Inc.
8.	Hero Retail, Inc.
9.	Pacific Sorrento Valley Assets I, Inc.
10.	Pacific Sorrento Mesa Assets, Inc.
11.	Beach Walk Assets, Inc.
12.	ICW Plaza, Inc. [d/b/a Delaware ICW Plaza, Inc.]
13.	ICW Valencia, Inc.
14.	Pacific Torrey Reserve Assets, Inc.
15.	Landmark Assets, Inc.
16.	Landmark One Market, Inc.
17.	Pacific Novato Assets, Inc.
18.	Waikele Center Assets, Inc.

LIST OF OP SUB FORWARD MERGER ENTITIES:

1.	Pacific Stonecrest Holdings, L.P.
2.	Rancho Carmel Plaza, a California limited partnership
3.	Pacific Oceanside Holdings, L.P.
4.	Kearny Mesa Business Center, a California limited partnership
5.	Del Monte Center Holdings, LP
6.	Beach Walk Holdings, LP
7.	ICW Plaza, L.P., a California limited partnership
8.	ICW Valencia, L.P.
9.	Desert Oceanside Holdings, LLC
10.	San Diego Loma Palisades, L.P.

LIST OF OP SUB REVERSE MERGER ENTITIES:

1.	Pacific Waikiki Holdings, L.P.
2.	ABW Lewers LLC
3.	King Street Holdings, LP
4.	Loma Palisades, a California general partnership

LIST OF REIT SUB FORWARD MERGER ENTITIES:

1.	Pacific Del Mar Assets, Inc.
2.	Pacific Carmel Mountain Assets, Inc.
3.	Pacific Solana Beach Assets, Inc.
4.	Pacific Waikiki Assets, Inc.
5.	King Street Assets, Inc.
6.	Pacific Sorrento Valley Assets II, Inc.
7.	Pacific Santa Fe Assets, Inc.

LIST OF CONTRIBUTED ENTITIES:

1.	American Assets Trust Management, LLC
2.	Winrad Vista Hacienda, a California general partnership
3.	Vista Hacienda, a California limited partnership
4.	Pacific American Assets Holdings, L.P., a California limited partnership
5.	Carmel Country Plaza, L.P.
6.	Pacific Carmel Mountain Holdings, L.P.
7.	Pacific National City Holdings, L.P.
8.	Pacific Solana Beach Holdings, L.P.
9.	Pacific San Jose Holdings, L.P.
10.	Winrad Kearny Mesa Business Center, a California general partnership
11.	Pacific Sorrento Valley Holdings I, L.P.
12.	Pacific Sorrento Mesa Holdings, L.P.
13.	Beach Walk Holdings, LP
14.	ICW Plaza, L.P., a California limited partnership
15.	ICW Valencia, L.P.
16.	Pacific Sorrento Valley Holdings II, L.P.
17.	EBW Hotel LLC
18.	Imperial Strand, a California limited partnership
19.	Winrad Imperial Strand, a California general partnership
20.	San Diego Loma Palisades, L.P.
21.	Mariner’s Point, LLC
22.	Pacific Santa Fe Holdings, L.P.

Schedule II

Formation Transaction Documents

Form of Forward REIT Merger Agreement

Form of REIT Sub Forward Merger Agreement

Form of Forward OP Merger Agreement

Form of OP Sub Forward Merger Agreement

Form of OP Sub Reverse Merger Agreement

Form of OP Contribution Agreement

Form of OP Sub Contribution Agreement

Form of Alternate Contribution Agreement

Form of Tax Protection Agreement

Amended and Restated Agreement of Limited Partnership of American Assets Trust, L.P.

Registration Rights Agreement

Representation, Warranty and Indemnity Agreement

Indemnity Escrow Agreement

Lock-Up Agreement

Articles of Amendment and Restatement of American Assets Trust, Inc.

Bylaws of American Assets Trust, Inc.

Management Business Contribution Agreement

Exhibits

Exhibit A:	Form of Escrow Agreement (See attached)